Exhibit 4.2

NINTH SUPPLEMENTAL INDENTURE

between

DIAMOND OFFSHORE DRILLING, INC.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N. A.,

as Trustee

Dated as of

AUGUST 15, 2017

i

Section 3.07.	Severability of Provisions	26
Section 3.08.	Successors and Assigns	26
Section 3.09.	Benefit of Ninth Supplemental Indenture	26
Section 3.10.	Acceptance by Trustee	26
Section 3.11.	Waiver of Jury Trial	28
Section 3.12.	Force Majeure	28

ANNEX A – Form of Security

ii

DIAMOND OFFSHORE DRILLING, INC.

NINTH SUPPLEMENTAL INDENTURE

THIS NINTH SUPPLEMENTAL INDENTURE (this “Ninth Supplemental Indenture”), dated as of August 15, 2017, between Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York Mellon which was previously known as The Bank of New York) (as successor under the Indenture (as defined below) to The Chase Manhattan Bank), a national banking association duly organized under the laws of the United States (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of February 4, 1997 (the “Indenture”), providing for the issuance from time to time of its debentures, notes, bonds or other evidences of indebtedness in one or more fully registered series;

WHEREAS, Section 901(5) of the Indenture provides that the Company and the Trustee may from time to time enter into one or more indentures supplemental thereto to establish the form and terms of Securities of a new series;

WHEREAS, Sections 901(2) and 901(7) of the Indenture permit the execution of supplemental indentures without the consent of any Holders to add to the covenants of the Company for the benefit of, and to add any additional Events of Default with respect to, all or any series of Securities;

WHEREAS, Section 301 of the Indenture provides that the Company and the Trustee may enter into supplemental indentures to establish the terms and provisions of a series of Securities issued pursuant to the Indenture;

WHEREAS, pursuant to the Indenture, the Company desires to initially issue $500,000,000 aggregate principal amount of 7.875% Senior Notes due 2025 (the “Original Notes” and, together with all the Additional Notes (as defined herein), if any, hereinafter referred to, the “Notes”), a new series of Security, the issuance of which was authorized by resolutions of the Board of Directors of the Company adopted on July 24, 2017, and resolutions of the Securities Committee of the Board of Directors of the Company adopted on August 1, 2017;

WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this Ninth Supplemental Indenture to supplement and amend in certain respects the Indenture insofar as it will apply only to the Notes (and not to any other series); and

WHEREAS, all things necessary have been done to make the Notes, when executed and duly issued by the Company and authenticated and delivered by the

Trustee as provided in the Indenture, the valid and legally binding obligations of the Company, and to make this Ninth Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with their and its terms.

NOW THEREFORE:

In consideration of the purchase and acceptance of the Notes by the Holders and for the premises provided for herein, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders of the Notes as follows:

ARTICLE 1

THE NOTES

Section 1.01.    Designation of Notes; Establishment of Form. There shall be a series of Securities designated “7.875% Senior Notes due 2025” of the Company, and the form thereof shall be substantially as set forth in Annex A hereto, which is incorporated into and shall be deemed a part of this Ninth Supplemental Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers of the Company executing such Notes, as evidenced by their execution of the Notes.

(a)    Global Securities. All of the Notes shall be issued initially in the form of one or more notes in registered, global form without interest coupons (collectively, the “Global Securities”). The Global Securities shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its Corporate Trust Office, as Securities Custodian for the depositary, The Depository Trust Company (the “DTC”) (such depositary, or any successor thereto, being hereinafter referred to as the “Depositary”), and registered in the name of its nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in the DTC (including, if applicable, Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme), duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Global Security may from time to time be increased or decreased by adjustments made on the records of the Securities Custodian as hereinafter provided, subject in each case to compliance with the Applicable Procedures.

Each Global Security shall represent such of the Outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of Outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges or redemptions of such Notes. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the principal amount of Outstanding Notes represented thereby shall be made by the Securities Custodian in accordance with the standing instructions and procedures existing between the Depositary and the Securities Custodian.

Neither any members of, or participants in, the Depositary (“Agent Members”) nor any other Persons on whose behalf Agent Members may act shall have rights under this Ninth Supplemental Indenture with respect to any Global Security held in the name of the Depositary or any nominee thereof, or under the Global Security, and the Depositary (including, for this purpose, its nominee) may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (A) prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (B) impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices governing the exercise of the rights of a Holder of any Notes.

(b)    Certificated Securities. Certificated Securities shall be issued only under the limited circumstances provided in Section 1.02(a) hereof.

(c)    Paying Agent. The Company shall maintain an office or agency where Notes may be presented for payment (“Paying Agent”). The Company shall enter into an appropriate agency agreement with any Paying Agent (if the Paying Agent is other than the Trustee). Any such agreement shall implement the provisions of this Ninth Supplemental Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 607 of the Indenture. The Company or any Subsidiary or an Affiliate of either of them may act as Paying Agent. The Company initially appoints the Trustee as Paying Agent in connection with the Notes.

(d)    Additional Notes. Subject to the terms and conditions contained herein, the Company may issue additional Securities (the “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Original Notes (except for the Issue Date, offering price, interest accrued to the Issue Date and in some cases, first Interest Payment Date), without the consent of the Holders of the Notes then Outstanding, provided that if such Additional Notes are not fungible with the Original Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP, ISIN or Common Code, as applicable. The aggregate principal amount of the Additional Notes, if any, shall be unlimited. The Original Notes and the Additional Notes, if any, shall constitute one series for all purposes under this Ninth Supplemental Indenture (and as such will vote together on matters under the Indenture). Any

Additional Notes may be issued by or pursuant to a Board Resolution or a supplement to the Indenture. Notwithstanding the foregoing, no Additional Notes may be issued if an Event of Default shall have occurred and be continuing with respect to the Notes.

Section 1.02.    Transfer and Exchange.

(a)    Transfer and Exchange of Global Securities.

(1)    Certificated Securities. Certificated Securities shall be issued in exchange for interests in the Global Securities only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for the Global Securities or if it at any time ceases to be a “clearing agency” registered under the Exchange Act if so required by applicable law or regulation and a successor depositary is not appointed by the Company within 90 days or (ii) the Company at any time and in its sole discretion determines not to have the Notes represented by a Global Security. In each case, the Company shall execute, and the Trustee shall, upon receipt of a Company Order (which the Company agrees to deliver promptly), authenticate and deliver Certificated Securities in an aggregate principal amount equal to the principal amount of such Global Securities in exchange therefor. Certificated Securities issued in exchange for beneficial interests in Global Securities shall be registered in such names and shall be in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee, provided that such Certificated Securities shall be in denominations of $2,000 of principal amount and integral multiple of $1,000 in excess thereof unless the Company instructs otherwise. The Trustee shall deliver or cause to be delivered such Certificated Securities to the persons in whose names such Securities are so registered. Such exchange shall be effected in accordance with the Applicable Procedures. Nothing herein shall require the Trustee to communicate directly with beneficial owners, and the Trustee shall in connection with any transfers hereunder be entitled to rely on instructions received through the registered Holder.

In the event that Certificated Securities are issued in exchange for beneficial interests in Global Securities in accordance with the foregoing paragraph and, thereafter, the events or conditions specified in this Section 1.02(a)(1) which required such exchange shall have ceased to exist, the Company shall mail notice to the Trustee and to the Holders stating that Holders may exchange Certificated Securities for interests in Global Securities by complying with the procedures set forth in this Indenture and briefly describing such procedures and the events or circumstances requiring that such notice be given.

(2)    Notwithstanding any other provisions of this Indenture, a Global Security may not be transferred, except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Nothing in this Section 1.02(a)(2) shall prohibit or render ineffective any transfer of a beneficial interest in a Global Security effected in accordance with the other provisions of this Section 1.02.

(b)    Restrictions on Transfer of a Beneficial Interest in a Global Security for a Certificated Security. A beneficial interest in a Global Security may not be exchanged for a Certified Security except under the limited circumstances provided in Section 1.02(a) hereof and upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a request in the form satisfactory to the Trustee from the Depositary or its nominee on behalf of a person having a beneficial interest in a Global Security to register the transfer of all or a portion of such beneficial interest in accordance with Applicable Procedures for a Certificated Security, together with:

(1)    written instructions to the Trustee to make, or direct the Security Registrar to make, an adjustment on its books and records with respect to such Global Security to reflect a decrease in the aggregate principal amount of the Notes represented by the Global Security, such instructions to contain information regarding the Depositary account to be credited with such decrease; and

(2)    if the Company or the Trustee so requests, a customary opinion of counsel, certificates and other information reasonably acceptable to them,

then the Trustee shall cause, or direct the Security Registrar to cause, in accordance with the standing instructions and procedures existing between the Depository and the Security Registrar, the aggregate principal amount of Notes represented by the Global Security to be decreased by the aggregate principal amount of the Certificated Security to be issued, shall authenticate and deliver such Certificated Security and shall debit or cause to be debited to the account of the Person specified in such instructions a beneficial interest in the Global Security equal to the principal amount of the Certificated Security so issued.

(c)    Transfer and Exchange of Certificated Securities. When Certificated Securities are presented by a Holder to a Security Registrar with a request:

(1)    to register the transfer of the Certificated Securities to a person who will take delivery thereof in the form of Certificated Securities only; or

(2)    to exchange such Certificated Securities for an equal principal amount of Certificated Securities of other authorized denominations;

such Security Registrar shall register the transfer or make the exchange as requested; provided, however, that the Certificated Securities presented or surrendered for register of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in accordance with the fifth paragraph of Section 305 of the Indenture.

(d)    Transfers of Certificated Securities for Beneficial Interest in Global Securities. If Certificated Securities are presented by a Holder to a Security Registrar with a request:

(1)    to register the transfer of such Certificated Securities to a person who will take delivery thereof in the form of a beneficial interest in a Global Security; or

(2)    to exchange such Certificated Securities for an equal principal amount of beneficial interests in a Global Security, which beneficial interests will be owned by the Holder transferring such Certificated Securities;

the Security Registrar shall register the transfer or make the exchange as requested by canceling such Certificated Security and causing, or directing the Securities Custodian to cause, the aggregate principal amount of the applicable Global Security to be increased accordingly and, if no such Global Security is then outstanding, the Company shall issue and the Trustee shall authenticate and deliver a new Global Security; provided, however, that the Certificated Securities presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in accordance with the fifth paragraph of Section 305 of the Indenture.

(e)    Transfers to the Company. Nothing in this Indenture or in the Securities shall prohibit the sale or other transfer of any Securities (including beneficial interests in Global Securities) to the Company or any of its Subsidiaries. Any Securities purchased by the Company shall thereupon be canceled in accordance with Section 309 of the Indenture.

Section 1.03.    Amount. The Trustee shall authenticate and deliver Original Notes for original issue in an aggregate principal amount of up to $500,000,000 upon a Company Order for the authentication and delivery of such Notes, without any further action by the Company. The aggregate principal amount of Original Notes that may be authenticated and delivered under the Indenture may not exceed the amount set forth in the foregoing sentence, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 1.02 of this Ninth Supplemental Indenture or Section 204, 304, 305, 306, 906 or 1107 of the Indenture.

Section 1.04.    Regular Interest. The principal of the Notes shall bear interest at the rate of 7.875% per annum from August 15, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually in arrears on February 15 and August 15 of each year, commencing February 15, 2018, to the Persons in whose names the Notes are registered at the close of business on the February 1 or August 1 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 1.05.    Denominations. The Notes shall be in fully registered form without coupons in denominations of $2,000 of principal amount or any integral multiple of $1,000 in excess thereof.

Section 1.06.    Place of Payment. The Place of Payment for the Notes and the place or places where the Notes may be surrendered for registration of transfer, exchange or redemption and where notices may be given to the Company in respect of the Notes is at the Corporate Trust Office of the Trustee and at the agency of the Trustee maintained for that purpose at the office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register (as defined in the Indenture).

Section 1.07.    Sinking Fund. There shall be no sinking fund for the retirement of the Notes.

Section 1.08.    Redemption. The Company, at its option, may redeem the Notes in accordance with the provisions and at the Redemption Price set forth under the captions “Optional Redemption” and “Notice of Redemption” in the Notes and in accordance with the provisions of the Indenture, including, without limitation, Article Eleven.

Section 1.09.    Stated Maturity. The date on which the principal of the Notes is due and payable, unless accelerated, redeemed or required to be repurchased pursuant to the Indenture, shall be August 15, 2025.

Section 1.10.    Discharge of Liability on the Notes. The Notes may be discharged by the Company in accordance with the provisions of Article Four of the Indenture, as amended by Section 2.08 hereof.

Section 1.11.    Other Terms of the Notes. Without limiting the foregoing provisions of this Article 1, the terms of the Notes shall be as set forth in the form of the Notes set forth in Annex A hereto and as provided in the Indenture.

ARTICLE 2

AMENDMENTS TO THE INDENTURE

Section 2.01.    Amendments Applicable Only to Notes. The amendments contained herein shall apply to the Notes only and not to any other series of Security issued under the Indenture, and any covenants provided herein are expressly being included solely for the benefit of the Notes and not for the benefit of any other series of Security issued under the Indenture. These amendments shall be effective for so long as there remain any Notes Outstanding.

Section 2.02.    Definitions. Section 101 of the Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by inserting or restating, as the case may be, in their appropriate alphabetical position, the following definitions:

“Notes” has the meaning specified in the recitals to this Ninth Supplemental Indenture.

“Additional Notes” has the meaning specified in Section 1.01(d) of this Ninth Supplemental Indenture.

“Agent Members” has the meaning specified in Section 1.01(a) of this Ninth Supplemental Indenture.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in a Global Security, the rules and procedures that are applicable to such transfer or exchange of the Depositary and its direct or indirect participants, including, if applicable, Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, which may change from time to time.

“Authorized Officers” has the meaning specified in Section 3.10 of the Ninth Supplemental Indenture.

“Capital Stock” or “capital stock” of any Person means any and all shares, interests, partnership interests, participations, rights or other equivalents (however designated) of equity interests (however designated) issued by that Person.

“Certificated Security” means a Security that is in substantially the form attached hereto as Annex A and that does not include the information or the schedule called for by footnotes 1, 2 and 3 thereto.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person other than a Permitted Holder (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), in each case which occurrence is followed by a Rating Event within 60 days thereafter;

(2) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like, which occurrence is followed by a Rating Event within 60 days thereafter.

“Change of Control Offer” has the meaning specified in Section 2.14 of this Ninth Supplemental Indenture.

“Change of Control Payment” has the meaning specified in Section 2.14 of this Ninth Supplemental Indenture.

“Change of Control Payment Date” has the meaning specified in Section 2.14 of this Ninth Supplemental Indenture.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event with respect to the Notes.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term (“Remaining Life”) of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and determined in accordance with GAAP.

“Consolidated Net Worth” means, at any time, the Net Worth of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Corporate Trust Office” means the principal office of the Trustee in Houston, Texas, at which at any particular time its corporate trust business shall be principally administered, which office at the date hereof is located at 601 Travis Street, 16th Floor, Houston, Texas 77002, Fax No. (713) 483-6979 (with a copy to The Bank of New York Mellon, Attn: Corporate Trust at 101 Barclay Street, 7E, New York, New York 10286).

“Depositary” has the meaning specified in Section 1.01(a) of this Ninth Supplemental Indenture.

“DTC” has the meaning specified in Section 1.01(a) of this Ninth Supplemental Indenture.

“Electronic Means” has the meaning specified in Section 3.10 of the Ninth Supplemental Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

“Funded Debt” means indebtedness of the Company or a Subsidiary owning Restricted Property maturing by its terms more than one year after its creation and indebtedness classified as long term debt under GAAP, and in each case ranking at least pari passu with the Securities.

“GAAP” means generally accepted accounting principles as in effect on the date of determination in the United States.

“Global Security” means a permanent Global Security that is in substantially the form attached hereto as Annex A and that includes the information and schedule called for by footnotes 1, 2 and 3 thereto and which is deposited with the Depositary or the Securities Custodian and registered in the name of the Depositary or its nominee.

“Indenture” has the meaning specified in the recitals to this Ninth Supplemental Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.

“Instructions” has the meaning specified in Section 3.10 of the Ninth Supplemental Indenture.

“Issue Date” of any Notes means the date on which such Notes were originally issued or deemed issued as set forth on the face of such Notes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest.

“Net Worth” means, at any time with respect to the Company or a Subsidiary thereof, the net worth of the Company or such Subsidiary, as the case may be, determined in accordance with GAAP.

“Opinion of Counsel” means a written opinion from counsel (which opinion is reasonably acceptable to the Trustee), who may be an employee of or counsel to the Company.

“Original Notes” has the meaning specified in the recitals to this Ninth Supplemental Indenture.

“Permitted Holder” means (i) Loews Corporation and its affiliates, (ii) the Company, (iii) any Person of which the Company becomes a wholly-owned subsidiary, provided that immediately after such event, the beneficial owners of the Voting Stock of the Company immediately prior to such event beneficially own, directly or indirectly, a majority of Voting Stock of such Person, (iv) any Subsidiary of any of the foregoing, and (v) any officer, director, manager, member or partner of any of the foregoing.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agencies” means, with respect to the Notes, (1) each of Moody’s Investors Service, Inc. and S&P Global Ratings, and the successors of either and (2) if either of the aforementioned ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency for each of the aforementioned, or both of them, as the case may be.

“Rating Event” means, with respect to the Notes, the rating of such Notes is lowered from the rating received by such Notes upon issuance by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could reasonably be expected to result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Redemption Date” means any date fixed for redemption of Notes by or pursuant to the Indenture.

“Reference Treasury Dealer” means (1) Barclays Capital Inc. and J.P. Morgan Securities LLC and, in each case, their respective successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day preceding the Redemption Date for the Notes being redeemed.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, and to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Property” means (1) any drilling rig or drillship which is leased by the Company or any Subsidiary as a lessee, or greater than a 50% interest in which is owned by the Company or any Subsidiary, and which is used for drilling offshore oil and gas wells, which, in the opinion of the Board of Directors, is of material importance to the business of the Company and its Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value is less than 2% of Consolidated Net Tangible Assets, or (2) any shares of capital stock or indebtedness of any Subsidiary owning any such drilling rig or drillship.

“Sale and Leaseback Transaction” means any arrangement with any Person pursuant to which the Company or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person, other than (1) leases for a term, including renewals at the option of the lessee, of not more than five years, (2) leases between the Company and a Subsidiary or between Subsidiaries, (3) leases of a Restricted Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement or the commencement of commercial operation of the Restricted Property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

“Securities” means any securities authenticated and delivered under the Indenture, as the same may be amended or supplemented, including the Notes.

“Securities Custodian” means the Trustee, as custodian with respect to the Securities in global form, or any successor thereto.

“Significant Subsidiary” means any Subsidiary, the Net Worth of which represents more than 10% of the Consolidated Net Worth of the Company and its Subsidiaries.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided, however, that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the lease payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first day such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the board of directors (or similar governing body) of such Person.

Section 2.03.    Amendment to Section 305 of the Indenture. The Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by replacing the seventh paragraph of Section 305 of the Indenture with the following paragraph:

The Company shall not be required (i) to issue, register the transfer of or exchange the Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Securities of that series selected for redemption and ending at the close of business on the day of such mailing, (ii) to register the transfer of or exchange any Notes so selected for redemption in whole or in part, except the unredeemed portion of any Notes being redeemed in part, or (iii) to register the transfer of or exchange any Note during a Change of Control Offer if such Note is validly tendered pursuant to such Change of Control Offer and not validly withdrawn.

Section 2.04.    Amendment to Section 306 of the Indenture. The Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by replacing the second paragraph of Section 306 of the Indenture with the following paragraph:

In case any such mutilated, destroyed, lost or stolen Security has or is about to become due and payable, or is about to be redeemed by the Company pursuant to Article Eleven, the Company in its discretion may, instead of issuing a new Security, pay such Security.

Section 2.05.    Amendment to Article One of the Indenture. Article One of the Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by adding a new Section 115 of the Indenture as follows:

Section 115.    Legal Holidays.

In any case where any Interest Payment Date, Redemption Date, Change of Control Payment Date or Stated Maturity of any Security shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of this Indenture or of the Securities) payment of principal and interest (and premium, if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date, Change of Control Payment Date or Redemption Date, or at the Stated Maturity, provided that no interest shall accrue or be payable for the intervening period on such payment.

Section 2.06.    Amendment to Article Two of the Indenture. Article Two of the Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by adding a new Section 205 of the Indenture as follows:

Section 205.    CUSIP and ISIN Numbers.

The Company in issuing the Notes may use “CUSIP”, “ISIN” or other similar numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP”, “ISIN” or other similar numbers in all notices issued to Holders as a convenience to such Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall notify the Trustee in writing of any change in such “CUSIP”, “ISIN” or other similar numbers.

Section 2.07.    Amendment to Section 303 of the Indenture. Article Three of the Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by deleting the first sentence of Section 303 of the Indenture and replacing that sentence with the following:

The Securities shall be executed on behalf of the Company by its Chairman of the Board, its President, one of its Vice Presidents or its Treasurer and attested by its Secretary or one of its Assistant Secretaries.

Section 2.08.    Amendment to Article Four of the Indenture. Article Four of the Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by deleting Sections 401 and 403 of the Indenture and replacing those sections with the following:

Section 401.    Discharge of Liability on Securities; Repayment to the Company.

When (i) the Company delivers to the Trustee or any Paying Agent all Outstanding Notes (other than Notes replaced pursuant to Section 306 of this Indenture) for cancellation or (ii) all Outstanding Notes have become due and payable and the Company has deposited with the Trustee or any Paying Agent (or, if the Company is acting as its own Paying Agent, has segregated and held in trust as provided in Section 1003 of this Indenture) cash sufficient to pay all amounts due and owing on such Outstanding Notes (other than Notes replaced pursuant to Section 306 of this Indenture), and the Company has paid all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 607 of this Indenture, cease to be of further effect with respect to the Notes, except for the indemnification of the Trustee, which shall survive. The Trustee shall join in the execution of a document prepared by the Company acknowledging satisfaction and discharge of this Indenture with respect to the Notes on demand of the Company accompanied by an Officers’ Certificate and Opinion of Counsel and at the cost and expense of the Company.

The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person and the Trustee and the Paying Agent shall have no further liability to the Holders of Notes with respect to such money or securities for that period commencing after the return thereof.

Notwithstanding the satisfaction and discharge of this Indenture with respect to the Notes, the obligations of the Company and the rights of the Trustee with respect to the Notes under Section 607 of this Indenture shall survive and the obligations of the Trustee under this sentence and Sections 402 and 1003 of this Indenture shall survive.

Section 2.09.    Amendment to Section 501 of the Indenture. Section 501 of the Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by deleting subsections (1), (2), (3), (4), (5) and (6) thereof, and inserting the following as new subsections (1), (2), (3), (4), (5) and (6) thereof:

(1)    default in the payment of any interest upon the Notes when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2)    (a) default in the payment of the principal amount at its Maturity on the Notes, or the Redemption Price for the Notes, by the Company or (b) the Company’s failure to repurchase all of the Notes tendered for purchase upon a Change of Control Repurchase Event under Section 1011 of this Indenture; or

(3)    a default under any bonds, debentures, notes or other evidences of indebtedness for money borrowed by the Company or a Subsidiary or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or a Subsidiary, whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, is in excess of $100.0 million principal amount (excluding any such indebtedness of any Subsidiary other than a Significant Subsidiary, all the indebtedness of which Subsidiary is nonrecourse to the Company or any other Subsidiary), which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace or cure period with respect thereto or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or

(4)    default by the Company in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section 501 specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(5)    the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or a Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or a Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or a Significant Subsidiary under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of the affairs of the Company or a Significant Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(6)    the commencement by the Company or a Significant Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by either the Company or a Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or a Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either the Company or a Significant Subsidiary, or the filing by either the Company or a Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable

Federal or State law, or the consent by either the Company or a Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a Significant Subsidiary or of any substantial part of their respective properties, or the making by either the Company or a Significant Subsidiary of an assignment for the benefit of creditors, or the admission by either the Company or a Significant Subsidiary in writing of an inability to pay the debts of either the Company or a Significant Subsidiary generally as they become due, or the taking of corporate action by the Company or a Significant Subsidiary in furtherance of any such action.

Section 2.10.    Amendment to Section 704 of the Indenture. Section 704 of the Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by deleting such section and replacing it in its entirety with the following:

Section 704    Reports by the Company. The Company shall comply with Section 314(a) of the Trust Indenture Act. For the avoidance of doubt, any report, information or document required to be filed with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act shall be deemed so filed to the extent the Company has filed or furnished such report, information or document with the Commission using the EDGAR filing system (or any successor thereto) and such report, information or document is publicly available. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 2.11.    Amendment to Section 801 of the Indenture. Section 801 of the Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by deleting subsection (1) thereof, and inserting the following as new subsection (1) thereof:

(1)    the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed;

Section 2.12.    Amendment to Section 901 of the Indenture. Section 901 of the Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by deleting subsection (1) thereof, and inserting the following as new subsection (1) thereof:

(1)    to evidence the succession of another corporation or other Person to the Company, and the assumption by any such successor of the covenants of the Company herein and in the Securities contained; or

Section 2.13.    Amendment to Section 902 of the Indenture. Section 902 of the Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by deleting the period at the end of subsection (3) of the first paragraph and inserting the following at the end of the first paragraph:

; or

(4)    Adversely affect the repurchase or redemption provisions of this Indenture.

Section 2.14.    Amendment to Article Ten of the Indenture. Article Ten of the Indenture is hereby amended, subject to Section 2.01 hereof and with respect to the Notes only, by adding the following sections thereto:

Section 1006    Maintenance of Properties.

The Company will cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, normal wear and tear excepted, and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 1006 shall prevent the Company from discontinuing the operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposition is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary.

Section 1007    Payment of Taxes and Other Claims.

The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a material Lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 1008    Waiver of Certain Covenants.

The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 1005 to 1011, inclusive, of this Indenture if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Notes, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

Section 1009    Limitation on Liens.

The Company shall not create, assume or suffer to exist any Lien on any Restricted Property to secure any debt of the Company, any Subsidiary or any other Person, or permit any Subsidiary so to do, without making effective provision whereby the Notes then outstanding and having the benefit of this Section shall be secured by a Lien equally and ratably with such debt for so long as such debt shall be so secured, except that the foregoing shall not prevent the Company or any Subsidiary from creating, assuming or suffering to exist Liens of the following character:

(1)    any Lien existing on the Issue Date of the Notes;

(2)    any Lien existing on Restricted Property owned or leased by a corporation or other entity at the time it becomes a Subsidiary;

(3)    any Lien existing on Restricted Property at the time of the acquisition thereof by the Company or a Subsidiary;

(4)    any Lien to secure any debt incurred prior to, at the time of, or within 12 months after the acquisition of Restricted Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures debt which is in excess of such purchase price and for the payment of which recourse may be had only against such Restricted Property;

(5)    any Lien to secure any debt incurred prior to, at the time of, or within 12 months after the completion of the construction and commencement of commercial operation, alteration, repair or improvement of Restricted Property for the purpose of financing all or any part of the cost thereof and any Lien to the extent that it secures debt which is in excess of such cost and for the payment of which recourse may be had only against such Restricted Property;

(6)    any Lien securing debt of a Subsidiary owing to the Company or to another Subsidiary;

(7)    any Lien in favor of the United States of America or any State thereof or any other country, or any agency, instrumentality or political subdivision of any of the foregoing, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute, or any Liens securing industrial development, pollution control, or similar revenue bonds;

(8)    Liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other similar Liens arising in the ordinary course of business, or governmental (federal, state or municipal) Liens arising out of contracts for the sale of products or services by the Company or any Subsidiary, or deposits or pledges to obtain the release of any of the foregoing;

(9)    pledges or deposits under workmen’s compensation laws or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Subsidiary, or deposits in connection with obtaining or maintaining self insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds to which the Company or any Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(10)    Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is in good faith prosecuting an appeal or proceedings for review; or Liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party;

(11)    Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(12)    any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (1) through (11) above, so long as the principal amount of the debt secured thereby does not exceed the principal amount of debt so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (plus improvements on the property); and

(13)    any Lien not permitted by clauses (1) through (12) above securing debt that, together with the aggregate outstanding principal amount of all other debt of the Company and its Subsidiaries secured by Liens which would otherwise be prohibited by the foregoing restrictions and the aggregate Value of existing Sale and Leaseback Transactions which would be subject to the restrictions of Section 1010 of this Indenture but for this clause (13), does not at any time exceed 10% of Consolidated Net Tangible Assets.

Section 1010    Limitation on Sale And Leasebacks.

The Company shall not enter into any Sale and Leaseback Transaction covering any Restricted Property, nor permit any Subsidiary so to do, unless either:

(1)    the Company or such Subsidiary would be entitled to incur debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by Liens on the property to be leased (without equally and ratably securing the Outstanding Notes) because such Liens would be of such character that no violation of the provisions of Section 1009 of this Indenture would result, or

(2)    the Company during the six months immediately following the effective date of such Sale and Leaseback Transaction causes to be applied to (A) the acquisition of Restricted Property or (B) the voluntary retirement of Funded Debt (whether by redemption, defeasance, repurchase, or otherwise) an amount equal to the Value of such Sale and Leaseback Transaction.

Section 1011    Change of Control Repurchase Event.

(a)    Upon the occurrence of a Change of Control Repurchase Event with respect to the Notes, unless the Company has previously or concurrently exercised its right to redeem all of the then Outstanding Notes, each Holder of Notes will have the right, except as provided below, to require the Company to repurchase all or any part (in denominations of $2,000 of principal amount or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, thereon to, but not including, the date of repurchase (the “Change of Control Payment”).

(b)    Not later than 45 days following any Change of Control Repurchase Event, unless the Company has exercised its right to redeem all of the then Outstanding Notes, the Company will deliver, or cause to be delivered, to the Holders of record of the Notes, with a copy to the Trustee, a notice:

(1)    describing the transaction or transactions that constitute the Change of Control Repurchase Event;

(2)    offering to repurchase, pursuant to the procedures required by this Indenture and described in such notice (a “Change of Control Offer”), on a date specified in the notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Payment, all Notes that are properly tendered by such Holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Change of Control Payment Date; and

(3)    describing the procedures, as determined by the Company, consistent with this Indenture, that Holders of record of the Notes must follow to accept the Change of Control Offer.

(c)    On or before the Change of Control Payment Date, the Company will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of the Notes or portions of Notes properly tendered.

(d)    On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes (in denominations of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2)    deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of the Notes being purchased by the Company.

(e)    The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(f)    If the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, to, but not including, such date will be paid on the relevant Interest Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(g)    A Change of Control Offer will be required to remain open for at least 20 Business Days or for such longer period as is required by law. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

(h)    The Company will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (ii) the Company has given notice of the redemption of all of the Notes then Outstanding as set forth under the caption “Notice of Redemption” in the Notes unless and until there is a default in the payment of the applicable Redemption Price.

(i)    If Holders of not less than 90.0% in aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain Outstanding following such purchase at a Redemption Price in cash equal to the applicable Change of Control Payment, plus, to the extent not included in the Change of Control Payment price, accrued and unpaid interest, if any, to, but not including, the Redemption Date.

(j)    The Company will comply with all applicable securities regulation in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 1011, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 1011 by virtue of such compliance.

(k)    Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01.    Integral Part. This Ninth Supplemental Indenture constitutes an integral part of the Indenture with respect to the Notes only.

Section 3.02.    Interpretation. For all purposes of this Ninth Supplemental Indenture:

(a)    capitalized terms used herein without definition shall have the meanings specified in the Indenture;

(b)    the terms “herein”, “hereof’, “hereunder” and other words of similar import refer to this Ninth Supplemental Indenture; and

(c)    Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.03.    Adoption, Ratification and Confirmation. The Indenture, as supplemented and amended by this Ninth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and this Ninth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this Ninth Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.

Section 3.04.    Counterparts. This Ninth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

Section 3.05.    Governing Law; Consent to Jurisdiction. THIS NINTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SAID STATE.

Any legal suit, action or proceeding arising out of or based upon this Ninth Supplemental Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, Borough of Manhattan, and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address shall be effective service of process for any suit, action or other proceeding brought in any such court. The Company, the Trustee, and the Holders of Notes (by their acceptance of the Notes) each hereby irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in such courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 3.06.    Conflict of Any Provision of Indenture with Trust Indenture Act of 1939. If and to the extent that any provision of this Ninth Supplemental Indenture limits, qualifies or conflicts with a provision required under the terms of the Trust Indenture Act of 1939, as amended, such Trust Indenture Act provision shall control.

Section 3.07.    Severability of Provisions. In case any provision in this Ninth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.08.    Successors and Assigns. All covenants and agreements in this Ninth Supplemental Indenture by the parties hereto shall bind their respective successors and assigns and inure to the benefit of their respective successors and assigns, whether so expressed or not.

Section 3.09.    Benefit of Ninth Supplemental Indenture. Nothing in this Ninth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent, and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Ninth Supplemental Indenture.

Section 3.10.    Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Ninth Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in this Ninth Supplemental Indenture and the Indenture. The Company shall notify the Trustee of any withholding obligation under applicable law, and the Trustee and any Paying Agent may withhold amounts pursuant to applicable law without liability. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and except as provided in the Indenture the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Ninth Supplemental Indenture and the Trustee makes no representation with respect thereto. In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof (i) in the case of a payment default, or (ii) in all other cases, unless written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture. The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder. When the Trustee incurs expenses or renders services in connection with an Event of Default specified herein, the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Federal or state bankruptcy, insolvency or other similar law.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”), given pursuant to the Indenture and delivered using Electronic Means (as defined below); provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers by name and title with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers with their direct dial telephone numbers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s good faith reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

“Electronic Means” shall mean the following communications methods: S.W.I.F.T., e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

Section 3.11.    Waiver of Jury Trial. EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS NINTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 3.12.    Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, the availability of the Federal Reserve Bank wire, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed as of the day and year first written above.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ David L. Roland
	Name:	David L. Roland
	Title:	Senior Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
	Name:	R. Tarnas
	Title:	Vice President

[Signature Page to Ninth Supplemental Indenture]

ANNEX A

GLOBAL SECURITY

[FORM OF FACE OF SECURITY]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE ONE OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]1

[1]	These paragraphs should be included only if the Security is a Global Security.

[FORM OF FACE OF SECURITY]

DIAMOND OFFSHORE DRILLING, INC.

7.875% Senior Notes due 2025

Issue Date:	Principal Amount: $

CUSIP: 25271CAP7

Registered: No.	ISIN: US25271CAP77

Diamond Offshore Drilling, Inc., a Delaware corporation (herein called the “Company”, which term includes any successor corporation or other entity under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of                                                                   DOLLARS ($                                ) on August 15, 2025, [or such greater or lesser amount as is indicated in the Schedule of Exchanges of Securities on the other side of this Note]2 and to pay interest thereon from August 15, 2017 or from the most recent date to which interest has been paid or duly provided for, semiannually in arrears on February 15 and August 15 in each year (each, an “Interest Payment Date”), commencing February 15 , 2018, at the rate of 7.875% per annum, until the principal hereof is paid or duly made available for payment. If any Interest Payment Date falls on a day that is not a Business Day, the interest payment will be postponed to the next Business Day, and no interest will accrue or be payable for the intervening period. Interest on these Notes shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to the Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

[2]	To be included only if the Security is a Global Security.

Payment of the principal of and interest, if any, on this Note will be made at the office or agency of the Company maintained for that purpose in The City of Houston, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest, if any, may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

DIAMOND OFFSHORE DRILLING, INC.

By:
Name: Title:

Corporate Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

Authorized Signature

Date of Authentication:

[FORM OF REVERSE SIDE OF SECURITY]

DIAMOND OFFSHORE DRILLING, INC.

7.875% SENIOR NOTES DUE 2025

This Security is one of a duly authorized issue of senior securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 4, 1997, as amended by the Ninth Supplemental Indenture thereto, dated as of August 15, 2017 (as so amended, herein called the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York Mellon which was previously known as The Bank of New York) (as successor under the Indenture to The Chase Manhattan Bank), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof (herein called the “Notes”), created pursuant to the Ninth Supplemental Indenture. Capitalized terms used and not otherwise defined in this Note are used as defined in the Indenture.

The Notes are general unsecured and unsubordinated obligations of the Company. The Indenture does not limit other indebtedness of the Company, secured or unsecured.

Interest on Overdue Amounts

If the principal amount hereof or any portion of such principal amount is not paid when due (whether upon acceleration pursuant to Section 502 of the Indenture, upon the date set for payment of the Redemption Price as described under “Optional Redemption” or upon the Stated Maturity of this Note) or if interest due hereon, if any (or any portion of such interest), is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate of 7.875% per annum, compounded semiannually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set forth in the Indenture.

Method of Payment

Payments in respect of principal of and interest, if any, on the Notes shall be made by the Company in immediately available funds.

Paying Agent and Security Registrar

Initially, the Trustee will act as Paying Agent and Security Registrar. The Company may appoint and change any Paying Agent, Security Registrar or co-registrar without notice, other than notice to the Trustee, except that the Company will maintain at least one Paying Agent in the State of Texas, City of Houston, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Security Registrar or co-registrar.

No Sinking Fund

No sinking fund is provided for the Notes.

Optional Redemption

The Notes are redeemable, in whole or in part, at the Company’s option at any time. The Company may redeem the Notes prior to May 15, 2025, in whole or in part, at a Redemption Price, calculated by the Company, equal to the greater of:

(1) 100% of the principal amount of the Notes to be redeemed; and

(2) the sum of the present values of the remaining scheduled payments of principal and interest (other than interest accruing to the Redemption Date) on the Notes being redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points.

The Company may redeem the Notes on or after May 15, 2025, in whole or in part, at a Redemption Price equal to 100% of the principal amount thereof.

In the case of any redemption, the Company will pay accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the Redemption Date.

On and after the Redemption Date for the Notes, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price. On or before the Redemption Date for the Notes, the Company will deposit with the Paying Agent or the Trustee (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003 of the Indenture), funds sufficient to pay the Redemption Price of the Notes to be redeemed on such Redemption Date. If less than all of the Notes are to be redeemed, the Notes to be redeemed will be selected by the Trustee (i) by lot; (ii) pro rata; or (iii) by another method the Trustee considers fair and appropriate; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part.

Notice of Redemption

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed; provided, however, that if the Trustee is asked to give such notice it shall be notified in writing of such request at least 15 days prior to the date of the giving of such notice. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to, but excluding, the Redemption Date; provided, however, that in connection with any redemption of Notes, any redemption may, at the Company’s discretion, be subject to one or more conditions precedent.

Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event, each Holder will have the right, subject to certain conditions and exceptions specified in the Indenture, to require the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but not including, the date of repurchase as provided in, and subject to the terms of, the Indenture.

Transfer

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration or transfer at the office or agency in a Place of Payment for the Notes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of any authorized denominations and for the same aggregate principal amount, executed by the Company and authenticated and delivered by the Trustee, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein and on the face of this Note, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee or any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Amendment, Supplement and Waiver

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Successor Corporation

When a successor corporation or other entity assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms and conditions of the Indenture, the predecessor corporation or other entity will (except in certain circumstances specified in the Indenture) be released from those obligations.

Defaults and Remedies

Under the Indenture, Events of Default include (i) default in the payment of interest when it becomes due and payable which default continues for a period of 30 days; (ii) default in payment of the principal amount or Redemption Price, as the case may be, in respect of the Securities when the same becomes due and payable or the Company’s failure to repurchase all of the Notes tendered for purchase upon a Change of Control Repurchase Event as required by the Indenture; (iii) failure by the Company to comply with other agreements in the Indenture or the Securities, subject to notice and lapse of time; (iv) default under any bond, debenture, note or other evidence of indebtedness for money borrowed of the Company or any Subsidiary having an aggregate outstanding principal amount of in excess of $100,000,000 (excluding such indebtedness of any Subsidiary other than a Significant Subsidiary, all the indebtedness of which is nonrecourse to the Company or any other Subsidiary), which default shall be with respect to payment of principal or shall have resulted in such indebtedness being accelerated, without such indebtedness being discharged or such acceleration having been rescinded or annulled, subject to notice and passage of time; and (v) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary. If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal amount through the acceleration date of and accrued and unpaid interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. If an Event of Default occurs as a result of certain events of bankruptcy, insolvency or reorganization of the Company, the principal amount of and accrued and unpaid interest on the Securities Outstanding shall become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder, all as and to the extent provided in the Indenture.

No Recourse Against Others

No recourse shall be had for the payment of the principal of or the interest, if any, on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or Trustee or of any predecessor or successor of the Company or Trustee, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment of penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Authentication

This Note shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the other side of this Note.

Indenture to Control; Governing Law

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.

THE INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SAID STATE.

Abbreviations

Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common),

CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

SCHEDULE OF EXCHANGES OF SECURITIES3

The following exchanges or redemptions of a part of this Global Security have been made:

Date of Transaction	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of the Global Security

[3]	This schedule should be included only if the Security is a Global Security.